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                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     May 16, 2001


                            P. H. GLATFELTER COMPANY
                            ------------------------
               (Exact Name of Registrant as Specified in Charter)


         Pennsylvania                     1-3560                 23-0628360
        (State or Other              (Commission File           (IRS Employer
Jurisdiction of Incorporation)            Number)            Identification No.)


96 South George Street, Suite 500
             York, PA                                                   17401
      (Address of Principal                                           (Zip Code)
        Executive Offices)




                                 (717) 225-4711
              (Registrant's Telephone Number, Including Area Code)



                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5.  OTHER EVENTS

         On May 16, 2001, the Registrant reached a definitive agreement to sell its Ecusta Division to RFS (US) Inc., a subsidiary of privately-held PURICO
(IOM) Limited of the United Kingdom, for approximately $39 million in cash, plus the assumption of certain liabilities related to the business.

         PURICO (IOM) Limited is a closely-held firm associated with the United Kingdom's Melton Medes Group, whose founder and Chairman is businessman Nat Puri. The Group's Robert Fletcher Company is a leader in the production of tobacco papers in the United Kingdom and China.

         The transaction involves the sale of the assets of the Registrant's Ecusta mill, which produces tobacco papers and lightweight printing papers, together with the stock of the Ecusta operating subsidiaries in Australia and Canada and certain of the Registrant's receivables. The Ecusta Division had approximately $170 million and $42 million in net sales for the year 2000 and the first quarter of 2001, respectively. The Ecusta Division had an operating pre-tax loss of approximately $1 million in the year 2000 and operating pre-tax income of approximately $2 million in the first quarter of 2001. The transaction will be modestly dilutive to earnings per share and will also result in a one-time, after-tax charge against earnings of approximately $25 million, or $.59 per share, in the second quarter of 2001, when the transaction is expected to be completed.

         Related to the transaction, the Registrant's Schoeller & Hoesch GmbH & Co. subsidiary in Germany had entered into a two-year agreement to manufacture and supply tobacco papers to RF & Sons GmbH, a PURICO affiliate also located in Germany. Schoeller & Hoesch plans to transition its tobacco papers production to other products over the next two years. Schoeller & Hoesch also produces tea bag and other long fiber products, as well as overlay papers and printing papers.

         On May 16, 2001, the Registrant issued the following press release:

                           "P. H. GLATFELTER COMPANY ANNOUNCES AGREEMENT TO SELL ITS NORTH CAROLINA TOBACCO PAPERS BUSINESS

                  "YORK, PA, WEDNESDAY, MAY 16, 2001 - P. H. Glatfelter Company (NYSE: GLT) today announced that it had reached a definitive agreement to sell its Ecusta Division to RFS (US) Inc., a subsidiary of privately-held PURICO (IOM) Limited of the United Kingdom, for approximately $39 million in cash, plus the assumption of certain liabilities related to the business.

                  "PURICO (IOM) Limited is a closely-held firm associated with the United Kingdom's Melton Medes Group, whose founder and Chairman is businessman Nat Puri. The Group's Robert Fletcher


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                  Company is a leader in the production of tobacco papers in the
                  United Kingdom and China.

                  "The transaction involves the sale of the assets of P. H. Glatfelter Company's Ecusta mill, which produces tobacco papers and lightweight printing papers, together with the stock of the Ecusta operating subsidiaries in Australia and Canada and certain Company receivables. The Ecusta Division had approximately $170 million and $42 million in net sales for the year 2000 and the first quarter of 2001, respectively. The Company indicated that the transaction will be modestly dilutive to earnings per share. The transaction will also result in a one-time, after-tax charge against earnings of approximately $25 million, or $.59 per share, in the second quarter of 2001, when the transaction is expected to be completed. The transaction is subject to normal closing conditions.

                  "The sale of our Ecusta Division marks another step forward in the transformation we are undertaking to realize our long-term strategic Vision to enhance revenue and increase return on capital," said George H. Glatfelter II, Chairman and Chief Executive Officer of P. H. Glatfelter Company. "We conducted a thoughtful review of the tobacco papers business and determined that continued operation of the Ecusta facility would have required substantial additional investment in technology, limiting our ability to pursue other growth opportunities that will help us realize our Vision."

                  "Mr. Glatfelter said: "The divestiture will help us pursue a strategic plan that supports our Vision to achieve $1 billion in sales revenue and an average return on capital employed of 17 percent by the year 2004. Exiting the tobacco papers business will provide us with the opportunity to re-focus management and re-deploy capital in promising new areas of specialty papers and engineered products which should contribute to revenue growth and increased returns for our shareholders."

                  "Mr. Glatfelter added: "We are pleased that PURICO is strategically committed to tobacco papers and lightweight printing papers and has an expressed willingness to invest the capital required to upgrade the facilities to meet the technological requirements needed to compete in the markets for those products. Importantly, it will help to ensure Ecusta's employees of continued jobs and competitive benefits and the continuity of supply to customers."


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                  "Related to the transaction, P. H. Glatfelter Company said its
                  Schoeller & Hoesch GmbH & Co. subsidiary in Germany had entered into a two-year agreement to manufacture and supply tobacco papers to RF & Sons GmbH, a PURICO affiliate also located in Germany. The Company indicated that Schoeller & Hoesch plans to transition its tobacco papers production to other products over the next two years. Schoeller & Hoesch also produces tea bag and other long fiber products, as well as overlay papers and printing papers.

                  "Headquartered in York, Pennsylvania, P. H. Glatfelter Company is a global manufacturer of specialty paper and engineered products. U.S. operations include mills in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines. The Company's common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

                  "Deutsche Banc Alex. Brown served as financial advisor to P.
                  H. Glatfelter Company in connection with the transaction.

                  "Any statements set forth in this press release with regard to the Company's goals for revenues and return on capital, its projected financial results or cash flow and other aspects of its business may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in the Company's Securities and Exchange Commission filings."




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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        P. H. GLATFELTER COMPANY
                                              (Registrant)


                                        By:   /s/  C. Matthew Smith
                                            -----------------------------
Date: May 16, 2001                          Title: Chief Financial Officer




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